Exhibit 99.1

SAFETY ANNOUNCES FOURTH QUARTER AND YEAR END 2012 RESULTS

Boston, Massachusetts, March 11, 2013.  Safety Insurance Group, Inc. (NASDAQ:SAFT) today reported fourth quarter and year end 2012 results.  Net income for the quarter ended December 31, 2012 was $9.6 million, or $0.62 per diluted share, compared to $4.8 million, or $0.31 per diluted share, for the comparable 2011 period.  Net income for the year ended December 31, 2012 was $58.1 million, or $3.80 per diluted share, compared to $13.7 million, or $0.90 per diluted share, for the comparable 2011 period.  Safety’s book value per share increased to $45.31 at December 31, 2012 from $43.22 at December 31, 2011.  Safety paid $0.60 per share in dividends to investors during the quarter ended December 31, 2012, compared to $0.50 per share during the comparable 2011 period.  Safety paid $2.20 per share in dividends to investors during the year ended December 31, 2012 compared to $2.00 per share during the comparable 2011 period.

Direct written premiums for the quarter ended December 31, 2012 increased by $10.3 million, or 7.1%, to $155.1 million from $144.8 million for the comparable 2011 period.  Direct written premiums for the year ended December 31, 2012 increased by $47.0 million, or 7.2%, to $696.2 million from $649.2 million for the comparable 2011 period.  The 2012 increase occurred primarily in our personal automobile and homeowners business lines, which experienced increases of 4.9% and 4.1%, respectively, in average written premium per exposure.  Written exposures remained consistent in our personal automobile line and increased by 7.2% in our homeowners line.

Net written premiums for the quarter ended December 31, 2012 increased by $9.1 million, or 6.7%, to $145.9 million from $136.8 million for the comparable 2011 period.  Net written premiums for the year ended December 31, 2012 increased by $43.6 million, or 7.0%, to $663.9 million from $620.3 million for the comparable 2011 period.  Net earned premiums for the quarter ended December 31, 2012 increased by $11.6 million, or 7.6%, to $165.4 million from $153.8 million for the comparable 2011 period.  Net earned premiums for the year ended December 31, 2012 increased by $44.1 million, or 7.4%, to $642.5 million from $598.4 million for the comparable 2011 period.  Net written and net earned premiums increased primarily due to the factors that increased direct written premiums.

Net investment income for the quarter ended December 31, 2012 increased by $1.0 million, or 10.4%, to $10.3 million from $9.3 million for the comparable 2011 period.  Net investment income for the year ended December 31, 2012 increased by $1.8 million, or 4.6%, to $40.9 million from $39.1 million for the comparable 2011 period.  Net effective annualized yield on the investment portfolio increased to 3.6% for the quarter ended December 31, 2012 from 3.4% for the comparable 2011 period.  Net effective annual yield increased to 3.7% for the year ended December 31, 2012 from 3.6% for the comparable 2011 period.  Our duration was 3.6 years at December 31, 2012, down from 3.7 years at December 31, 2011.

For the quarter ended December 31, 2012, loss and loss adjustment expenses incurred decreased by $4.2 million, or 3.6%, to $115.0 million from $119.2 million for the comparable 2011 period.  For the year ended December 31, 2012, loss and loss adjustment expenses incurred decreased by $44.4 million, or 9.5%, to $422.2 million from $466.6 million for the comparable 2011 period. The decrease was primarily due to pre-tax catastrophic weather event losses incurred of $8.0 million and $10.3 million during the quarter and year ended December 31, 2012, respectively, compared to $8.4 million and $61.4 million, respectively, during the comparable 2011 periods. Loss, expense, and combined ratios calculated under U.S. generally accepted accounting principles for the quarter ended December 31, 2012 were 69.6%, 32.4%, and 102.0%, respectively, compared to 77.6%, 30.6%, and 108.2%, respectively, for the comparable 2011 period.  Loss, expense, and combined ratios calculated under U.S. generally accepted accounting principles for the year ended December 31, 2012 were 65.7%, 31.2%, and 96.9%, respectively, compared to 78.0%, 29.9%, and 107.9%, respectively, for the comparable 2011 period.  Total prior year favorable development included in the pre-tax results for the quarter and year ended December 31, 2012 was $5.4 million and $17.3 million, respectively, compared to $11.6 million and $36.7 million, respectively, for the comparable 2011 periods.

About Safety:  Safety Insurance Group, Inc. is the parent of Safety Insurance Company, Safety Indemnity Insurance Company, and Safety Property and Casualty Insurance Company which are Boston, MA, based writers of property and casualty insurance.  Safety is a leading writer of personal automobile insurance in Massachusetts.

Additional Information:  Press releases, announcements, U. S. Securities and Exchange Commission (“SEC”) Filings and investor information are available under “About Safety,” “Investor Information” on our Company website located at www.SafetyInsurance.com.  Safety filed its December 31, 2011 Form 10-K with the SEC on March 13, 2012 and urges shareholders to refer to this document for more complete information concerning Safety’s financial results.

Contacts:

Safety Insurance Group, Inc.

Office of Investor Relations

877-951-2522

InvestorRelations@SafetyInsurance.com

Cautionary Statement under “Safe Harbor” Provision of the Private Securities Litigation Reform Act of 1995:

This press release contains, and Safety may from time to time make, written or oral “forward-looking statements” within the meaning of the U.S. federal securities laws.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “aim,” “projects,” or words of similar meaning and expressions that indicate future events and trends, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may”. All statements that address expectations or projections about the future, including statements about the Company’s strategy for growth, product development, market position, expenditures and financial results, are forward looking statements.

Forward-looking statements are not guarantees of future performance.  By their nature, forward-looking statements are subject to risks and uncertainties.  There are a number of factors, many of which are beyond our control, that could cause actual future conditions, events, results or trends to differ significantly and/or materially from historical results or those projected in the forward-looking statements.  These factors include but are not limited to the competitive nature of our industry and the possible adverse effects of such competition.  Although a number of national insurers that are much larger than we are do not currently compete in a material way in the Massachusetts private passenger automobile market, if one or more of these companies decided to aggressively enter the market it could have a material adverse effect on us.  Other significant factors include conditions for business operations and restrictive regulations in Massachusetts, the possibility of losses due to claims resulting from severe weather, the possibility that the Commissioner of Insurance may approve future Rule changes that change the operation of the residual market, our possible need for and availability of additional financing, and our dependence on strategic relationships, among others, and other risks and factors identified from time to time in our reports filed with the SEC, such as those set forth under the caption “Risk Factors” in our Form 10-K for the year ended December 31, 2011 filed with the SEC on March 13, 2012.

We are not under any obligation (and expressly disclaim any such obligation) to update or alter our forward-looking statements, whether as a result of new information, future events, or otherwise.  You should carefully consider the possibility that actual results may differ materially from our forward-looking statements.

Safety Insurance Group, Inc. and Subsidiaries

Consolidated Balance Sheets

(Dollars in thousands, except share data)

	December 31,
	2012	2011

Assets
Investments:
Securities available for sale:
Fixed maturities, at fair value (amortized cost: $1,100,414 and $1,032,660)	$1,165,553	$1,086,813
Equity securities, at fair value (cost: $21,237 and $20.431)	22,800	21,080
Total investments	1,188,353	1,107,893
Cash and cash equivalents	35,383	37,890
Accounts receivable, net of allowance for doubtful accounts	165,750	154,143
Receivable for securities sold	835	—
Accrued investment income	10,587	10,169
Taxes recoverable	5,529	8,406
Receivable from reinsurers related to paid loss and loss adjustment expenses	6,610	3,526
Receivable from reinsurers related to unpaid loss and loss adjustment expenses	52,185	51,774
Ceded unearned premiums	16,206	14,022
Deferred policy acquisition costs	60,665	56,716
Equity and deposits in pools	16,965	14,507
Other assets	15,278	13,448
Total assets	$1,574,346	$1,472,494

Liabilities
Loss and loss adjustment expense reserves	$423,842	$403,872
Unearned premium reserves	353,219	329,562
Accounts payable and accrued liabilities	65,458	52,032
Payable for securities purchased	2,630	—
Payable to reinsurers	7,056	5,338
Deferred income taxes	8,202	3,014
Other liabilities	19,580	22,363
Total liabilities	879,987	816,181

Shareholders’ equity
Common stock: $0.01 par value; 30,000,000 shares authorized; 17,052,034 and 17,047,104 shares issued	170	169
Additional paid-in capital	163,041	157,167
Accumulated other comprehensive income, net of taxes	43,356	35,621
Retained earnings	543,361	518,925
Treasury stock, at cost: 1,728,645 shares	(55,569)	(55,569)
Total shareholders’ equity	694,359	656,313
Total liabilities and shareholders’ equity	$1,574,346	$1,472,494

Safety Insurance Group, Inc. and Subsidiaries

Consolidated Statements of Operations

(Dollars in thousands, except share and per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011
Net earned premiums	$165,370	$153,748	$642,469	$598,368
Net investment income	10,319	9,344	40,870	39,060
Net realized gains on investments	749	1,658	1,975	4,360
Finance and other service income	4,784	4,639	18,553	18,370
Total revenue	181,222	169,389	703,867	660,158

Losses and loss adjustment expenses	115,033	119,281	422,217	466,640
Underwriting, operating and related expenses	53,536	47,004	200,138	179,157
Interest expense	22	22	88	88
Total expenses	168,591	166,307	622,443	645,885

Income before income taxes	12,631	3,082	81,424	14,273
Income tax (benefit) expense	3,060	(1,678)	23,354	571
Net income	$9,571	$4,760	$58,070	$13,702

Earnings per weighted average common share:
Basic	$0.62	$0.31	$3.80	$0.90
Diluted	$0.62	$0.31	$3.80	$0.90

Cash dividends paid per common share	$0.60	$0.50	$2.20	$2.00

Number of shares used in computing earnings per share:
Basic	15,320,265	15,186,737	15,288,346	15,165,065
Diluted	15,328,772	15,195,845	15,295,452	15,176,006

Safety Insurance Group, Inc. and Subsidiaries

Additional Premium Information

(Dollars in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011
Written Premiums
Direct	$155,130	$144,880	$696,220	$649,262
Assumed	4,709	4,709	17,943	16,521
Ceded	(13,880)	(12,832)	(50,221)	(45,467)
Net written premiums	$145,959	$136,757	$663,942	$620,316

Earned Premiums
Direct	$173,706	$160,900	$673,596	$626,483
Assumed	4,350	4,291	16,910	15,790
Ceded	(12,686)	(11,443)	(48,037)	(43,905)
Net earned premiums	$165,370	$153,748	$642,469	$598,368